Exhibit 99.1
PORTOLA PACKAGING REPORTS PRELIMINARY THIRD QUARTER FISCAL YEAR 2008 RESULTS
     BATAVIA, IL—July 15, 2008 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported preliminary results for the third quarter of fiscal year 2008, ended May 31, 2008. The financial information included in this press release is preliminary and subject to change as described in “Notification of Late Filing” below. The Company reported sales of $75.1 million for the third quarter of fiscal year 2008 compared to $68.7 million for the third quarter of fiscal year 2007, an increase of 9.3%. Portola reported operating income of $2.0 million for the third quarter of fiscal year 2008, compared to operating income of $3.8 million reported in the third quarter of fiscal year 2007, a decrease of $1.8 million. The decrease quarter over quarter was primarily due to lower gross margins of $1.1 million, higher human resource related costs, bad debt expenses as well as increased restructuring costs. Gross margins were substantially impacted by the time lag in passing higher resin costs to customers as well as higher utility, lease, freight and labor related costs. The increase in selling expense relates to costs of new product introductions that are being made over the next two quarters. Portola reported a net loss of $3.4 million for the third quarter of fiscal year 2008 compared to a net loss of $1.3 million for the third quarter of fiscal year 2007.
     EBITDA(a), (c) decreased $1.7 million to $6.6 million in the third quarter of fiscal year 2008 compared to $8.3 million in the third quarter of fiscal year 2007. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets and other non-recurring expenses, decreased $1.3 million to $7.0 million in the third quarter of fiscal year 2008 compared to $8.3 million reported in the third quarter of fiscal year 2007. Lower quarter over quarter Adjusted EBITDA was primarily due to decreased operating income.
     Although the third quarter was extremely challenging principally due to resin and other energy related cost increases, there were some positives. Throughout the third quarter, the Company continued to implement several improvement initiatives aimed at reducing cost and enhancing margins in the upcoming quarters, most notably was the announcement to discontinue operations at the Clifton Park, New York facility. The volume currently produced in the New York facility will transfer to other Portola facilities in the U.S. These restructuring efforts are expected to result in an annualized reduction in compensation, utility and other expenses of approximately $3.2 million. In response to rising energy and non-resin related cost increases that have been encountered in recent months, the Company has begun implementing price increases.

NOTIFICATION OF LATE FILING
     As announced on June 27, 2008, the Company in its Form 8-K filing, determined that its previously issued financial statements for the fiscal year ended August 31, 2007 (including restating the quarterly interim periods within that year) and its quarterly financial statements for the quarters ended November 30, 2007 and February 29, 2008, should no longer be relied upon as a result of accounting irregularities discovered at the Company’s China subsidiaries, Portola (Asia Pacific) Holding Limited and Shanghai Portola Packaging Company Limited. These irregularities primarily consisted of errors in the accounts receivable, accounts payable, inventory and cost of sales accounts and totaled up to approximately $2.5 million net over the periods set forth above, which may result in an increase of approximately $2.5 million, in total, in the net loss reported by the Company in the quarters listed above. The Company will not be able to file its Quarterly Report on Form 10-Q for the quarter ended May 31, 2008 (the “Third Quarter”) until it has completed the investigation of the accounting irregularities at its China subsidiaries and the restatement process, if necessary, which could impact the financial statements for the Third Quarter. The Company currently expects to file the restatements, if necessary, as soon as possible following completion of the investigation and expects to file its Quarterly Report on Form 10-Q for the Third Quarter of fiscal 2008 at that time or shortly thereafter. On July 7, 2008 the Company filed a Form 8-K stating that it had received a Notice of Default under its $60.0 million revolving credit agreement with General Electric Capital Corporation. The Notice was sent in response to the Form 8-K filed by the Company on June 27, 2008 discussed above.
FORWARD-LOOKING STATEMENTS
     The contents of this press release may include predictions, estimates or other information regarding the Company’s financing alternatives, financial position, business strategy, plans and objectives of management for future operations, and industry conditions that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties which could cause actual results to differ materially. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to be correct. You are cautioned not to place undue reliance on these forward-looking statements and please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements. You should also review our most recent Form 10-K and Form 10-Q’s for a more complete discussion of our risk factor.
CONFERENCE CALL:
     Portola Packaging, Inc. executives will not hold a conference call to discuss the third quarter of fiscal year 2008 results until it is able to file its results on Form 10Q. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food and other non-carbonated beverage markets. The Company also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. Portola is also engaged in the manufacture and sale of tooling and molds used for blow molding. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL:
     Portola Tech International (“PTI”) is a wholly-owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries markets. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one-coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy-wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

John G. LaBahn	Phone: (630) 406-8440
Senior Vice President	(888) 739-0936
Chief Financial Officer	Fax: (630) 406-8442
(630) 326-2074	Email: Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Preliminary Financial Results*
(in millions)

	Q3, 2008	Q3, 2007

Sales	$75.1	$68.7
Cost of sales	65.4	57.9

Gross profit	9.7	10.8
Gross profit % (d)	12.9%	15.7%
SG&A, R&D and amortization	7.3	6.9
Gain on sale of assets	—	—
Restructuring	0.4	0.1

Operating income	2.0	3.8
Interest expense	4.8	4.5
Amortization of debt issuance costs	0.4	0.4
Foreign exchange (gain)	(0.5)	(0.7)
Other expense, net	—	—

Loss before income taxes	(2.7)	(0.4)
Income tax expense	0.7	0.9

Net loss	$(3.4)	$(1.3)

Add:
Interest expense	$4.8	$4.5
Income tax expense	0.7	0.9
Depreciation expense	3.9	3.7
Goodwill impairment	—	—
Amortization of intangibles	0.2	0.1
Amortization of debt issuance costs	0.4	0.4

EBITDA (a), (c)	$6.6	$8.3
EBITDA % (a), (c) (d)	8.8%	12.1%

Adjustments to EBITDA (b), (c):
Restructuring	$0.4	$0.1
Gain on sale of assets	—	—
Other	—	(0.1)

Adjusted EBITDA (b), (c)	$7.0	$8.3
Adjusted EBITDA % (b), (c) (d)	9.3%	12.1%

	May 31,	August 31,
	2008	2007

Current assets	$77.7	$69.0
Property, plant and equipment, net	72.2	71.7
Other assets	20.1	20.8

Total assets	$170.0	$161.5

Current liabilities and short term revolver debt	$34.5	$35.6
Long term revolver and other debt	59.2	39.6
Senior notes	180.0	180.0
Other liabilities	3.1	3.0

Total liabilities	276.8	258.2

Other equity	8.3	7.4
Accumulated deficit	(115.1)	(104.1)

Total deficit	(106.8)	(96.7)

Total liabilities and shareholders’ (deficit)	$170.0	$161.5

*  See “Notification of Late Filing” section of this Press Release.

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.4 million and $0.1 million for the three months ended May 31, 2008 and 2007, respectively.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.